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                                                                      EXHIBIT 12

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                                                                  PRO FORMA
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
RATIO OF EBITDA TO CASH INTEREST EXPENSE

Cash Interest Expense:
Term loan A facility (estimated at 10.75%)..................      $  3,333
Term loan B facility (estimated at 10.02%)..................        10,020
12.75% Senior Subordinated Debenture........................        19,380
Commitment fee of 0.5% on unutilized revolving credit
  facility..................................................           150
                                                                  --------
Cash Interest Expense.......................................      $ 32,883
                                                                  ========

EBITDA:
Net Loss(a).................................................      $(21,718)
Interest....................................................        34,126
Depreciation & Amortization.................................        36,049
Non-recurring gain on sale of stock.........................          (396)
Non-recurring transition bonus..............................           445
Non-recurring revenue.......................................          (440)
Non-recurring adjustments to inventory and accruals.........         1,490
                                                                  --------
EBITDA                                                            $ 49,556
                                                                  ========
Ratio of EBITDA to Cash Interest Expense....................          1.51x
                                                                  ========
Rounded.....................................................           1.5x
                                                                  ========
(a) Net Loss of $(21,718) has been adjusted for the
  following:
    Ripplewood Holding's L.L.C's management fee.............      $    171
    Elimination of charges allocated by PRIMEDIA to Weekly
      Reader in 1999, adjusted for incremental costs
      expected to be incurred by Weekly Reader..............      $  3,235

RATIO OF NET DEBT TO EBITDA
Net Debt:
Total Debt (LT and Current Portion).........................      $276,556
Less: Cash and cash equivalents.............................       (15,521)
                                                                  --------
                                                                  $261,035

EBITDA......................................................      $ 49,556
                                                                  --------
Ratio of Net Debt to EBITDA.................................          5.27
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